Exhibit 5.3

MORRISON & FOERSTER LLP
250 West 55th Street
New York, New York 10019

July 11, 2014

The Toronto-Dominion Bank
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada

Re:  The Toronto-Dominion Bank – Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special products counsel in connection with certain series of senior debt securities (the “Notes”) which will be issued from time to time by The Toronto-Dominion Bank, a Canadian chartered bank (the “Bank”).  The offerings of the Notes have been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form F-3 (the “Registration Statement”).

The Notes will be issued pursuant to the Indenture dated June 30, 2006, by and between the Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York), as trustee (the “Trustee”), as amended or supplemented from time to tome (the “Indenture”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Bank and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.  We also have examined the Registration Statement, including the form of the Indenture and the form of master note which will represent the Notes.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

July 11, 2014

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

 (iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;

(iv) we express no opinion as to the effect of any possible judicial, administrative or other action giving effect to, or which constitute, the actions of foreign governmental authorities or foreign laws;

(v) we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof; and

(vi) with respect to all federal and provincial laws of Canada, we are relying upon the opinion, dated the date hereof, of the Bank’s Canadian counsel, McCarthy Tétrault LLP, and our opinion is subject to the assumptions, qualifications and limitations that are set forth in that opinion.

Based on the foregoing, it is our opinion that when the terms of the Notes to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Bank, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture.

If a pricing supplement relating to the offer and sale of any particular Note is prepared and filed by the Bank with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

July 11, 2014

In the opinion of Morrison & Foerster LLP, as special products counsel to the Bank, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 11, 2014, which has been filed as Exhibit 5.3 to the Registration Statement on Form F-3 filed by the Bank on July 11, 2014.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Bank with the Commission.  We further consent to your filing a copy of this opinion as Exhibit 5.3 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP